Exhibit 99.1

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
PRESS RELEASE
Mike McNamara
Chief Executive Officer
+1.408.428.1350
mike.mcnamara@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
FLEXTRONICS ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER
Paul Read Appointed CFO
Singapore, May 16, 2008 – Flextronics (NASDAQ: FLEX) today announced that Thomas J. Smach is resigning as chief financial officer to pursue other interests outside the Company effective June 30, 2008. Paul Read, who most recently served as executive vice president of finance for Flextronics worldwide operations will be appointed to chief financial officer upon Mr. Smach’s departure.
Mike McNamara, chief executive officer of Flextronics, stated, “Paul is a highly respected member of our senior leadership team and has worked directly for me as a trusted advisor for most of his thirteen year career at Flextronics. He has worked closely with Tom for many years and based on his in-depth understanding of Flextronics and outstanding record of financial and operations management, Paul is the natural successor to the role of CFO of Flextronics.”
McNamara concluded, “Tom is a world-class CFO and I would like to personally thank him for the significant contributions he has made while relentlessly serving Flextronics over the last eight years. Flextronics has grown tremendously during his time here and his leadership and guidance have been instrumental to that growth.  He has provided endless financial, operational, and strategic leadership to the Company throughout his tenure and we wish him all the best in his future endeavors.”
Paul Read’s extensive experience in senior financial roles is most recently defined by his tenure with Flextronics. He will bring to the position of CFO a strong financial management and operations background, having held a variety of financial roles of increasing importance with the Company since 1995. Mr. Read has led many critical initiatives while at Flextronics, most recently serving as the lead executive responsible for the integration of the Solectron acquisition. Prior to joining Flextronics, he held various financial positions with Allied Steel and Wire, STI Telecommunications and Associated British Foods. Mr. Read graduated from the University of Wales, Newport with a degree in Business and Finance and is a qualified member of the Chartered Institute of Management Accountants.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2008 revenues from continuing operations are more than US$33.6 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.